FOR IMMEDIATE RELEASE:

All-State Properties L.P. Announces the Signing of an Agreement with Belmont Partners, LLC

POMPANO BEACH, FL. DECEMBER 20, 2007 -- All-State Properties L.P. today announced the signing of an Agreement with Belmont Partners, LLC, a Virginia limited liability company. Belmont is a national consulting firm and leader in reverse mergers, specializing in taking private businesses and transforming them into public enterprises.

Belmont has agreed to loan All-State the funds necessary to pay its existing liabilities. Stanley R. Rosenthal, the General Partner of All-State, has appointed Joseph Meuse, Managing Member of Belmont, as Successor General Partner of All-State. Mr. Rosenthal has resigned as General Partner, effective immediately.

The partners of All-State will have the opportunity, at a future meeting to be called by Belmont, to approve or disapprove of the Successor General Partner, and to approve or disapprove of any related agreements or transactions.

Contact: Stanley R. Rosenthal
General Partner
All-State Properties, L.P.
954-941-2290